As filed with the Securities and Exchange Commission on September 21, 2020

Registration Statement No. 333-140011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8
Registration Statement No. 333-140011

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINDSTREAM HOLDINGS, INC.
WINDSTREAM SERVICES, LLC
(Exact name of registrant as specified in its charter)

Delaware	46-2847717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4001 Rodney Parham Road	72212
Little Rock, Arkansas (Address of Principal Executive Offices)	(Zip Code)

Windstream 2007 Deferred Compensation Plan
(Full title of the plan)

Kristi M. Moody
Executive Vice President, General Counsel & Corporate Secretary
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
(Name and address of agent for service)

(501) 748-7000
(Telephone number, including area code, of agent for service)

Copies to:
Geoffrey D. Neal
Kutak Rock LLP
124 West Capitol Avenue, Suite 2000
Little Rock, AR 72201
Phone: (501) 975-3000
Facsimile: (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Windstream Holdings, Inc., a Deleware corporation (the “Company”), relates to Registration Statement No. 333-140011 on Form S-8 filed with the U.S. Securities and Exchange Commission by the Company (the “Registration Statement”). The Registration Statement registered certain deferred compensation obligations of Windstream Services, LLC (the “Deferred Compensation Obligations”) under the Windstream 2007 Deferred Compensation Plan.

On September 21, 2020, the Company emerged from bankruptcy, pursuant to that certain First Amended Joint Chapter 11 Plan of Reorganization approved and confirmed by the U.S. Bankruptcy Court for the Southern District of New York on June 26, 2020. As a result of the emergence, all offers and sales of the Company’s Deferred Compensation Obligations pursuant to the Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration the Deferred Compensation Obligations of the Company registered but unsold under the Registration Statement.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on September 22, 2020.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.